EXHIBIT 99.1

Contacts:	Meg McGilley
Chief Financial Officer (858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
2006 THIRD QUARTER FINANCIAL RESULTS
•	Third quarter 2006 net loss of $9.8 million, or $0.55 per share

•	Data from two remaining Phase 3 SILENOR™ (doxepin HCl) trials expected by end of 2006
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at www.somaxon.com and
www.opencompany.info
SAN DIEGO, CA – November 9, 2006 – Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced financial results for the third quarter ended September 30, 2006.
Financial Results
As a development stage company, Somaxon has never had any revenues.
Research and development expenses for the third quarter of 2006 were $7.9 million, compared to $10.9 million for the third quarter of 2005. The decrease is primarily due to the company completing enrollment in all of its SILENOR™ Phase 3 clinical trials during the third quarter of 2006.
Marketing, general and administrative expenses were $2.7 million for the third quarter of 2006, compared to $1.4 million for the third quarter of 2005. The increase was primarily caused by increases in the company’s headcount as the company has grown, as well as non-cash share-based compensation expense recorded in the third quarter of 2006 in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123(R), “Share-based payment,” which was adopted on January 1, 2006.

For the third quarter of 2006, net loss applicable to common stockholders was $9.8 million, or $0.55 per share. For the 2005 third quarter, net loss applicable to common stockholders was $15.0 million, or $24.59 per share, and would have been $15.1 million, or $24.70 per share, had share-based compensation expense been recorded in accordance with the provisions of SFAS No. 123(R).
For the nine month period ended September 30, 2006, net loss applicable to common stockholders was $38.1 million, or $2.12 per share. For the same period in 2005, net loss applicable to common stockholders was $25.9 million, or $45.83 per share, and would have been $26.1 million, or $46.10 per share, had share-based compensation expense been recorded in accordance with the provisions of SFAS No. 123(R).
Non-GAAP net loss per share treats preferred shares as if they were converted into common shares at their date of issuance and was $1.26 for the third quarter of 2005 and $3.29 for the nine months ended September 30, 2005. Management believes that including non-GAAP net loss per share for periods prior to the company’s December 2005 initial public offering provides a useful and relevant measure for comparative year-over-year operating performance. Management does not believe the use of non-GAAP net loss per share lessens the importance of comparable GAAP measures. Refer to the enclosed Summary Operating Loss Statements for details of non-GAAP net loss per share and its reconciliation to the nearest GAAP measure.
At September 30, 2006, the company had cash and cash equivalents and short-term investments totaling $67.1 million and no long-term debt. At December 31, 2005, the company had cash and cash equivalents and short-term investments totaling $104.0 million and no long-term debt.
“We have now achieved several key milestones in our clinical development programs. We recently reported positive results from our Phase 3 clinical trial evaluating SILENOR™ in adults with transient insomnia. These results provide us with further evidence of an attractive product profile for SILENOR™, if approved, for use in the insomnia market,” said Ken Cohen, Somaxon president and CEO. “We look forward to announcing the results of our two remaining Phase 3 trials of SILENOR™ in insomnia, as well as the results of our Phase 2/3 clinical trial of nalmefene in pathological gambling, later this year.”
Company Development Update
The company has announced the results of its first two Phase 3 clinical trials evaluating SILENOR™ in adults for the treatment of insomnia. These trials demonstrated statistically significant improvements compared to placebo in multiple measures of sleep onset and sleep maintenance. Incidences of adverse events were comparable to placebo in both trials. There were no reports of amnesia, memory impairment, or anticholinergic effects in either trial, and there were no clinically meaningful effects on measures of next day impairment.
The company has completed enrollment in its remaining two Phase 3 clinical trials for SILENOR™ in elderly patients with insomnia, which include a four week outpatient clinical trial and a three month polysomnography, or PSG, trial. The company expects results from the four week trial to be reported in November of this year, and results from the three month trial to be reported in December of this year.
Assuming that the company’s ongoing Phase 3 clinical trials and planned preclinical studies for SILENOR™ are successful and proceed as currently scheduled, Somaxon expects to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for SILENOR™ in the third quarter of 2007. This timing assumes that the initial NDA submission will include all of the data from the company’s completed genotoxicity and ongoing reproductive toxicology studies requested by the FDA, but that the FDA will allow the company to submit the data from the requested carcinogenicity studies at a later date. The FDA has previously indicated to Somaxon that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment. The company has submitted the results of the genotoxicity studies to the FDA and is awaiting a response; as the company previously reported, no signal indicative of genotoxicity was observed in any of those studies.
In addition, the company has completed enrollment in its Phase 2/3 clinical trial evaluating nalmefene for the treatment of pathological gambling, and the company expects results from this trial to be reported in December of this year.
Conference Call Information and Forward-Looking Statements
On Thursday, November 9, 2006, the company will host a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT) to review the results of operations for the third quarter ended September 30, 2006. The conference call will be available to interested parties through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info. Alternatively, callers may participate in the conference call by dialing (800) 219-6110 (domestic) or (303) 262-2142 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11074051.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses and clinical developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call. For those unable to listen to the live broadcast, a playback of the webcast will be available at both Web sites for one year beginning shortly after the conclusion of the call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon’s lead product candidate, SILENOR™ (doxepin HCl), is in Phase 3 clinical trials for the treatment of insomnia. Nalmefene HCl is in a Phase 2/3 clinical trial for pathological gambling and has completed a pilot Phase 2 trial for smoking cessation. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the results which may be observed in the preclinical studies and pending clinical trials for SILENOR™ or Somaxon’s other product candidates; the potential for SILENOR™ or Somaxon’s other product candidates to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to require additional preclinical work or other clinical requirements to support an NDA submission for SILENOR™ or Somaxon’s other product candidates, or to be completed after regulatory approval; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™ or Somaxon’s other product candidates; the timing of receipt of trial results and any NDA submission; unexpected adverse side effects or other safety issues or inadequate therapeutic efficacy of SILENOR™ or Somaxon’s other product candidates that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; the scope and validity of patent protection for SILENOR™ or Somaxon’s other product candidates; Somaxon’s ability to attract and retain key personnel; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY OPERATING LOSS STATEMENTS

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Operating expenses
License fees	$203,750	$98,750	$511,250	$341,210
Research and development	7,906,306	10,937,209	32,546,781	17,577,114
Marketing, general and administrative expense	2,689,186	1,367,822	8,170,448	3,059,656
Remeasurement of Series C warrant liability	—	3,084,057	—	5,648,612

Total operating expenses	10,799,242	15,487,838	41,228,479	26,626,592

Loss from operations	(10,799,242)	(15,487,838)	(41,228,479)	(26,626,592)
Interest and other income	965,157	519,679	3,123,492	752,148

Net loss	(9,834,085)	(14,968,159)	(38,104,987)	(25,874,444)
Accretion of redeemable convertible preferred stock to redemption value	—	(39,731)	—	(52,968)

Net loss applicable to common stockholders	(9,834,085)	(15,007,890)	(38,104,987)	(25,927,412)

Basic and diluted net loss applicable to common stockholders per share	$(0.55)	$(24.59)	$(2.12)	$(45.83)

Shares used to calculate net loss applicable to common stockholders per share	18,006,693	610,251	17,967,649	565,675

Unaudited non-GAAP loss per share information:
Non-GAAP net loss per share	N/A	$(1.26)	N/A	$(3.29)
Shares used to calculate Non-GAAP net loss per share	N/A	11,834,139	N/A	7,872,541

Reconciliation of GAAP net loss applicable to common stockholders per share to unaudited non-GAAP net loss per share:
GAAP basic and diluted net loss applicable to common stockholders per share		$(24.59)		$(45.83)
Decrease due to items summarized below		23.33		42.54

Non-GAAP net loss per share		$(1.26)		$(3.29)

GAAP weighted average number of common shares outstanding		610,251		565,675
Increase in the weighted average number of common shares outstanding from treating preferred shares as if they converted into common shares at their date of issuance		11,223,888		7,306,866

Shares used in non-GAAP net loss per share		11,834,139		7,872,541
Unaudited non-GAAP net loss per share and number of shares used in non-GAAP net loss per share treats outstanding preferred shares as if they were converted into common shares at their date of issuance.

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	September 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$46,576,160	$100,918,088
Short-term investments	20,550,580	3,047,086
Other current assets	1,322,131	1,923,466

Total current assets	68,448,871	105,888,640
Long-term restricted cash	600,000	—
Property and equipment, net	278,503	190,045
Other assets	160,000	177,259

Total assets	$69,487,374	$106,255,944

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,736,158	$11,881,616
Accrued liabilities	950,331	919,090

Total current liabilities	10,686,489	12,800,706

Total stockholders’ equity	58,800,885	93,455,238

Total liabilities and stockholders’ equity	$69,487,374	$106,255,944